Exhibit 10.1

SeaBright Holdings, Inc.
Bonus Plan for Section 16 Officers and Key Employees

Objective:

To attract, align, motivate and reward talented and committed management, to implement the Company’s pay-for-performance philosophy and to reinforce SeaBright as an employer of choice by providing earning opportunities that are competitive in the marketplace.

Plan:

Any bonus earned will be paid at the rate of 75% of the amount actually earned by March 15 of the calendar year following the applicable performance year, subject to continued employment at the time of payment (the “Initial Bonus”), and the remaining 25% shall be withheld and paid as provided in Section VI hereof, subject to achievement of the applicable performance goals (the “Withhold”).

Bonuses payable under the Bonus Plan (the “Plan”) will be determined by the Company’s achievement (the “Achievement”) of the following performance metrics in accordance with Exhibit A hereto: (i) pretax income excluding all capital gains, losses and bonuses (the “Pretax Income Metric”) and (ii) with respect to an enhancement of the Withhold portion, improvement in modified expense ratio (the “Improvement in Modified Expense Ratio Metric”).

The Plan identifies three levels of Achievement (each of which shall be determined by the Compensation Committee) for the Pretax Income Metric as follows:

1.           Threshold — At or below the Threshold level of Achievement, the performance bonus multiplier will be 0%.

2.           Target — At Target level of Achievement will result in a performance bonus multiplier of 100%.

3.           Maximum — At or above the Maximum level of Achievement, the performance bonus multiplier will be 200%.

If a degree of Achievement falls between Threshold, Target or Maximum performance goals, the performance bonus multiplier will be determined by straight line interpolation.  Achievement above the Maximum performance goal will be capped at 200%.

The Improvement in Modified Expense Ratio Metric applies to the Withhold potion of the performance bonus and is used only to calculate an "Enhancement Factor" that can increase the Withhold portion of the performance bonus.  The Plan identifies three levels of Achievement (each of which shall be determined by the Compensation Committee) for the Improvement in Modified Expense Ratio Metric as follows:

1.           Threshold — At or above the Threshold level of Achievement, the multiplier will be 0%.

2.           Target — At the Target level of Achievement, the multiplier will be 100%.

                3.           Maximum — At or below the Maximum level of Achievement, the multiplier will be 200%.

If a degree of Achievement falls between Threshold, Target or Maximum performance goals, the multiplier will be determined by straight line interpolation.  The "Enhancement Factor" will be calculated by applying this multiplier to the Withhold portion of the bonus and will be added to the Withhold amounts under the Plan.

Plan Outline:

I) Each bonus-qualified position (manager and above) that is eligible for participation in the Plan has a pre-designated Target bonus percentage that is applied against base salary.  Such percentages range from 5% to 100%.

II) Each year the Compensation Committee approves the performance metrics for the Plan and approves the levels of Achievement for the establishment of any performance bonus.  The Compensation Committee shall further approve the individual award of bonuses paid to Section 16 Officers and Key Employees.  The Compensation Committee may revise the annual bonus plan from time to time to take into account and adjust for equity added to the Company from capital raising activities, subject to the provisions of Section VIII hereof.

III) The plan for Section 16 Officers and Key Employees consists of two payments:

i) If the Threshold level of the Pretax Income Metric is achieved, a bonus is earned.

•
Bonus amounts are calculated based upon the Achievement of the Pretax Income Metric.  Individual bonus amounts are calculated based upon the achievement of pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals, which may, in the sole discretion of the Compensation Committee, result in a reduction in the amount of the bonus otherwise payable to an eligible participant based on the Achievement of the corporate Pretax Income Metric.

•	All such values shall be contained in a formal “Bonus Exhibit” attached as Exhibit A hereto which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

ii) The remaining 25% Withhold is subject to another review and possible modification and a possible increase as follows:

•
The first calculation is to “look back” at the original pre-agreed upon earnings goal and verify the initial calculation with subsequent events in connection with the results of the performance year.  This verification can cause the Withhold to increase or decrease depending upon the development of losses.  This verification shall take place approximately one year from the date of the initial calculation.  Favorable loss development shall increase the bonus subject to the Maximum and unfavorable development would decrease the Withhold to forfeiture.  Achievement between Threshold and Maximum will be determined by straight line interpolation.

•
Once the “look back” calculation has been completed, a second calculation shall take place which may result in an “Enhancement Factor” being added to any bonus amount calculated under the “look back.”  The purpose of this Enhancement Factor is to further reward the participants for longer term accomplishments of approved strategic or tactical goals which apply to an identified 24 month performance period.  This is intended to increase the Withhold but not reduce it.  The Enhancement Factor will be calculated based on the Achievement of the Improvement in Modified Expense Ratio Metric and may be added to the “Withhold” amount otherwise payable to a participant based on the Achievement of the Pretax Income Metric.

•	All such values shall be contained in a formal “Bonus Exhibit” attached as Exhibit A hereto which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

•	The Withhold and the performance metrics that apply to the earning thereof are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

IV) All individual employee bonus amounts that may result from the application of the plan are subject to downward adjustment by the Compensation Committee based upon the recommendation of the supervising executive officer and/or the Chief Executive Officer.

V) Prior to the payment of any bonus amounts, a schedule shall be created listing each participant and the recommended amount to be paid to each participant.  Such list must be submitted to the Chief Executive Officer and, in the case of executive officers, to the Compensation Committee for approval.

VI) Payment of any earned Initial Bonus shall be made no later than March 15 of the calendar year following the applicable performance year, subject to continued employment at the time of payment, and payment of any earned Withhold and Enhancement Factor shall be made in the second calendar year following the applicable performance year (and no later than March 15 of such second calendar year).  Upon termination of employment prior to the payment of any Withhold and Enhancement Factor, any Withhold and Enhancement Factor not yet paid is forfeited, unless termination is due to the participant’s retirement, death or disability, in which case the Withhold and Enhancement Factor shall be payable upon such termination.

VII) The Compensation Committee and Board of Directors retain full and sole discretion over the establishment of any bonus pool or the payment or determination of any executive officer bonus awards.  Any bonus plan calculation or bonus payments to executive officers shall be subject to the approval of the Compensation Committee or the Board of Directors.  The Compensation Committee or Board of Directors may amend or terminate the Plan at any time and from time to time.

VIII) The Plan shall be treated as a sub-plan adopted under the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), and bonuses hereunder shall be treated as cash-based performance awards thereunder.  For purposes of bonuses payable under the Plan that are intended to qualify for the “performance-based compensation” exception from the deductibility limitations of Section 162(m) of the Internal Revenue Code, such bonuses shall be subject to the terms and conditions of Section 7 of the 2005 Plan.  In the event of any conflict between the terms and conditions of the Plan and the 2005 Plan with respect to bonuses intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, the 2005 Plan shall govern and control.

Exhibit A

SeaBright Holdings, Inc.
2011 Annual Incentive Plan -
Section 16 Officers and Key Employees

Employee:
	Business Unit:	SeaBright Holdings, Inc.
Department:
Bonus Targets:

I.	Bonus Pool Qualifier

The total bonus pool will be based on the following financial performance metric for SeaBright Holdings, Inc. This financial performance metric can contribute between 0% and 200% of its corresponding weighting.  If actual performance is below the minimum Threshold level, there will be no bonus contribution.  At Target, this metric will contribute 100% of its assigned weighting.  At or above Maximum performance level, this metric will contribute 200% of its assigned weighting.  The specific calculation of the bonus contribution for each metric will be determined on a linear basis between Threshold, Target, and Maximum.

			Threshold	Target	Maximum
Pretax Income excluding all capital gains, losses and bonuses for 2011
II.	Withhold Enhancement Factor

This 24 month factor is used for gain purposes only and allows for additional win on the Withhold payment.  If actual performance is below the minimum Threshold level, there will be no bonus contribution.  At Target, each metric will contribute 100% of its assigned weighting.  At or above Maximum performance level, the metric will contribute 200% of its assigned weighting.  The "Enhancement Factor" will be calculated by applying this multiplier to the Withhold portion of the bonus and will be added to the Withhold amounts under the Plan.

			Threshold	Target	Maximum
Improve modified expense ratio in 2012 by 100 basis points over actual 2011. (Modified expense ratio is the combination of underwriting expenses and ULAE minus bonus payment and ULAE reclass.)

Key Objectives and Relative Weightings
The total bonus pool established above may be adjusted downward for an Individual based on the following targets.
These factors may, in the sole discretion of the Compensation Committee, result in a reduction in the amount of the bonus otherwise payable.

III.	Individual Objectives
	These are your individual objectives. The score assigned (0 through 2.0) will be yours alone.		Weight	Threshold	Target	Maximum

A.

B.

C.

D.

	NOTES:	All bonus payments are subject to approval by the Board of Directors of SeaBright Holdings, Inc.
No Annual Bonus will be paid if the Threshold financial performance metrics described above are not achieved by SeaBright Holdings, Inc.

	Employee:		Date:

	Manager:		Date: